CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated November 11, 2005, relating to the financial statements and financial highlights which appear in the September 30, 2005 Annual Report to Shareholders of Bailard Cognitive Value Fund, Bailard Enhanced Growth Fund and Bailard International Equity Fund (three of the portfolios constituting the Bailard Opportunity Fund Group, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Statements" and "Comparison of Service Providers" and "Part C - Other Information" in such Registration Statement.


/s/PricewaterhouseCoopers LLP

San Francisco, California
February 13, 2006